Exhibit 10.3
DENDREON CORPORATION
RESTRICTED STOCK AGREEMENT
     This Restricted Stock Agreement (this “Agreement”) is entered into as of                     , 2009, between Dendreon Corporation, a Delaware corporation (the “Company”), and                      (“Participant”).
     WHEREAS, the Company desires to award Restricted Stock to Participant under the Company’s 2009 Equity Incentive Plan (the “Plan”), and Participant desires to accept the award, subject to the terms and conditions of this Agreement;
     WHEREAS, the grant of Restricted Stock to Participant has been duly authorized by all necessary corporate action.
     NOW, THEREFORE, in consideration of Participant’s past services to the Company, and for such other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
1	Restricted Stock Bonus Award. Subject to the terms and conditions of this Agreement, the Company hereby grants to Participant shares of Restricted Stock at a purchase price per share of $___. The Restricted Stock is subject to forfeiture to the Company as set forth in Section 2 below. The number of shares of Restricted Stock subject to this Agreement may be adjusted from time to time in accordance with the terms of the Plan.

2	Forfeiture Restriction.
2.1	[The Restricted Stock shall vest 25% on the first anniversary of [___], 2009 and 6.25% quarterly thereafter.]

2.2	Except as provided in a Participant’s employment agreement with the Company, if Participant’s continuous service with the Company or any Subsidiary terminates for any reason or for no reason, with or without cause, any unvested Restricted Stock shall be forfeited to the Company.
Notwithstanding the above, in the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred, then the obligations with respect to Restricted Stock governed by this Agreement shall be assumed by any surviving corporation or acquiring corporation or such corporation shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in such sale, consolidation, merger or other transaction described herein). In the event any surviving corporation or acquiring corporation refuses to assume the obligations with respect to the Restricted Stock governed by this Agreement or to substitute similar stock awards, then with respect to Restricted Stock held by you pursuant to this Agreement and provided your continous service to the Company has not terminated, the vesting of such Restricted Stock shall be accelerated in full. In the event your continuous service to the Company has terminated at or prior to such event, your Restricted Stock covered by this Agreement shall be forfeited.
3	Restriction on Transfer. Participant shall not sell, assign, pledge, or in any manner transfer unvested Restricted Stock, or any right or interest in unvested Restricted Stock, except by will or the laws of descent and distribution. Any sale or transfer, or purported sale or transfer, of unvested Restricted Stock, or any right or interest in unvested Restricted Stock, in violation of this Section 3 shall be null and void. The Company will not be required (a) to transfer on its books any Restricted Stock that have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as the owner of such Restricted Stock or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Restricted Stock purport to have been so transferred.

4	Tax Withholding.
4.1	If Participant makes a timely election under Section 83(b) of Code, Participant acknowledges that, as of [grant date], the value of the Restricted Stock will be treated as ordinary compensation income for federal and (if applicable) state income and FICA tax purposes, and that Participant will be required to pay to the Company an amount equal to the withholding taxes on this income amount.

4.2	If Participant does not make a timely election under Section 83(b) of the Code, Participant acknowledges that, at the time the Restricted Stock vests, the value of such vested Restricted Stock will be treated as ordinary compensation income for federal and (if applicable) state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount. Promptly following each vesting date, the Company will notify Participant of the required withholding amount. Within ten days of such notice, Participant may elect to pay to the Company the required withholding amount by surrendering to the Company for cancellation Restricted Stock or other shares of the Company’s common stock valued at the closing market price for the Company’s common stock on the vesting date of such Restricted Stock. At any time prior to the date of vest, the Participant may elect to do a cash transfer, sell-to-cover, same-day-sale or payroll deduction through the Company’s selected brokerage firm. If the Participant fails to make a timely election prior to the date of vest, the Company is authorized to withhold the required tax from the Participant’s payroll check 10-days following the date of vest.

4.3	To the extent the Company is required to withhold any federal, state, local or foreign tax in connection with the issuance or vesting of any Restricted Stock or other amounts pursuant to this Agreement, and the amounts available to the

Company for such withholding are insufficient, it shall be a condition to the delivery of the shares to Participant that Participant shall pay the tax in cash or make provisions that are satisfactory to the Company for the payment thereof.
4.4	Participant acknowledges having reviewed with his/her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for his/her own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. Participant understands that Section 83 of the Code taxes as ordinary income to him/her the fair market value of the Common Shares as of the date any restrictions on the shares lapse.
5	Rights in Shares. Upon the execution and delivery of this Agreement, the award of the Restricted Stock shall be completed and Participant shall be the owner of the Restricted Stock with all voting and other rights of a shareholder, except as limited by this Agreement; provided, however, that such Restricted Stock, and any additional Common Shares that Participant may become entitled to receive pursuant a share dividend, a merger, consolidation, separation or reorganization or any other change in the capital structure of the Company, shall be subject to the same restrictions as the Restricted Stock covered by this Agreement. Participant acknowledges and agrees that any such Restricted Stock may be held in book entry form directly registered with the transfer agent or in such other form as the Company may determine. Upon any forfeiture of the Restricted Stock covered by this Agreement, the Company shall have the right to cancel the Restricted Stock in accordance with this Agreement without any further action by Participant. Upon any failure of Participant to pay required withholding, the Company shall have the right to cancel vested Restricted Stock with a value equal to the required withholding amount without any further action by Participant.

6	Issuance of Restricted Stock. The Restricted Stock shall be registered in Participant’s name and shall be fully paid and nonassessable, and shall be endorsed with an appropriate legend referring to the restrictions set forth in this Agreement. During the period in which the restrictions on transfer and risk of forfeiture provided in this Agreement are in effect, any certificates representing the Restricted Stock shall be retained by the Company, together with the accompanying stock power endorsed in blank by Participant.

7	Termination. This Agreement will terminate on the earlier of (i) the date any unvested shares of Restricted Stock are forfeited under Section 2 or (ii) the date all shares of Restricted Stock become nonforfeitable under Section 2.

8	No Employment Agreement. Nothing in this Agreement shall confer upon Participant any right to be employed by the Company or to continue to provide services to the Company, or affect in any manner the right or power of the Company, or a parent or subsidiary of the Company, to terminate Participant’s service as an employee of the Company at any time for any reason, with or without cause.
9	Miscellaneous.
9.1	Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9.2	Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any restricted or nonrestricted shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

9.3	Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon Participant’s heirs, executors, administrators, successors and assigns.

9.4	Applicable Law. This Agreement shall be governed by the law of the State of Washington, without giving effect to conflict of law considerations. In no event shall punitive or exemplary damages or attorney’s fees be awardable.

9.5	Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Participant at the address of Participant in the Company’s records, or at such other address as such party may designate.

9.6	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of Participant under this Agreement without Participant’s consent.

9.7	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

9.8	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Participant. This Agreement and the Plan shall be administered in a manner consistent with this intent.

9.9	Data Protection. By signing below, Participant consents that the Company may process Participant’s personal data, including name, Social Security number, address and number of shares of Restricted Stock (“Data”) exclusively for the purpose of performing this Agreement, in particular in connection with the Restricted Stock awarded to Participant. For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.

9.10	Defined Terms. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
[Signatures appear on following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DENDREON CORPORATION

By:

Name:

Title:

PARTICIPANT

Name:

Address: